Exhibit 99.1

Corporate Communications Department

NEWS Release

Textron Reports First Quarter 2018 Income from Continuing Operations of $0.72 per Share; Signs Agreement to Sell Tools & Test Business for $810 Million

•                  Income from continuing operations of $0.72 per share

•                  Segment profit $279 million

•                  Operating margin of 8.5%, up from 7.1% a year ago

•                  $344 million returned to shareholders through share repurchases

•                  Agreement to sell Tools & Test business for $810 million

Providence, Rhode Island — April 18, 2018 — Textron Inc. (NYSE: TXT) today reported first quarter 2018 income from continuing operations of $0.72 per share. This compares to $0.37 per share in the first quarter of 2017, or $0.46 per share of adjusted income from continuing operations, a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release.

“Increased revenues reflected growth at Industrial, Bell, and Textron Aviation, with lower revenues at Textron Systems, consistent with our expectations,” said Textron Chairman and CEO Scott C. Donnelly. “Operationally we achieved significant margin improvements at Textron Aviation and Textron Systems over this quarter last year and sustained margin strength at Bell, reflecting strong performance in these segments.”

Cash Flow

Net cash used by operating activities of continuing operations of the manufacturing group for the first quarter totaled $53 million, compared to $165 million in last year’s first quarter. Manufacturing cash flow before pension contributions, a non-GAAP measure that is defined and reconciled to GAAP in an attachment to this release, reflected a use of cash of $158 million compared to $227 million during last year’s first quarter.

In the quarter, Textron returned $344 million to shareholders through share repurchases, compared to $186 million in the first quarter of 2017.

Divestiture

Today, Textron announced that it has reached a definitive agreement to sell its Tools & Test business to Emerson, a global technology and engineering company, for approximately $810 million in cash.

Included in the sale are all the Textron Tools & Test businesses and brands — Greenlee, Greenlee Communications, Greenlee Utility, HD Electric, Klauke, Sherman+Reilly, and Endura. The transaction is subject to regulatory approvals and other customary closing conditions, and is expected to close during the third quarter of 2018. Proceeds from the sale are expected to be used to fund additional share repurchases to offset the earnings impact related to the sale.

Share Repurchase Plan

Textron’s Board of Directors has also authorized the repurchase of up to 40 million shares of the company’s common stock which is sufficient for repurchases related to the Tools & Test divestiture as well as to continue the company’s practice of repurchasing shares to offset the impact of dilution from stock-based compensation and benefit plans, and for opportunistic capital management purposes. The new authorization replaces a previous one, approved in January 2017, which was nearing completion.

Outlook

Textron confirmed its 2018 earnings per share from continuing operations guidance of $2.95 to $3.15 and its expectation for cash flow from continuing operations of the manufacturing group before pension contributions of $700 to $800 million with planned pension contributions of about $55 million.

This guidance includes the expected impact of the Tools & Test divestiture on earnings per share and cash flow from continuing operations.

Donnelly continued, “We are on track for a strong 2018 as we continue our focus on operational improvement and look to capitalize on improving end markets.”

First Quarter Segment Results

Textron Aviation

Revenues at Textron Aviation of $1.0 billion were up 4%, primarily due to higher price and volume.

Textron Aviation delivered 36 jets, up from 35 last year, and 29 commercial turboprops, up from 20 last year.

Segment profit was $72 million in the first quarter, up from $36 million a year ago, due to favorable volume and mix, performance, and price.

Textron Aviation backlog at the end of the first quarter was $1.6 billion.

Bell

Bell revenues were $752 million, up 8% on higher military volume, partially offset by lower commercial revenues due to mix of aircraft sold.

Bell delivered 46 commercial helicopters in the quarter, up from 27 last year.

Segment profit of $87 million was up $4 million, primarily due to the higher volume.

Bell backlog at the end of the first quarter was $3.6 billion.

Textron Systems

Revenues at Textron Systems were $387 million, down from $416 million last year, largely on lower volume at Weapons & Sensors related to the discontinuance of SFW production in 2017.

Segment profit was up $30 million despite the lower revenue, primarily reflecting improved performance at Marine and Land.

Textron Systems’ backlog at the end of the first quarter was $1.4 billion.

Industrial

Industrial revenues increased $139 million largely related to favorable foreign exchange, the Arctic Cat acquisition, and higher volumes across each business line.

Segment profit was down $12 million despite the increase in revenues from the first quarter of 2017, due to the timing of the Arctic Cat acquisition in the prior year.

Finance

Finance segment revenues decreased $2 million and segment profit increased $2 million.

Conference Call Information

Textron will host its conference call today, April 18, 2018 at 8:00 a.m. (Eastern) to discuss its results and outlook.  The call will be available via webcast at www.textron.com or by direct dial at (800) 230-1951 in the U.S. or (612) 288-0340 outside of the U.S. (request the Textron Earnings Call).

In addition, the call will be recorded and available for playback beginning at 10:30 a.m. (Eastern) on Wednesday, April 18, 2018 by dialing (320) 365-3844; Access Code: 431860.

A package containing key data that will be covered on today’s call can be found in the Investor Relations section of the company’s website at www.textron.com.

About Textron Inc.

Textron Inc. is a multi-industry company that leverages its global network of aircraft, defense, industrial and finance businesses to provide customers with innovative solutions and services. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna, Beechcraft, Hawker, Jacobsen, Kautex, Lycoming, E-Z-GO, Greenlee, Textron Off Road, Arctic Cat, Textron Systems, and TRU Simulation + Training. For more information visit: www.textron.com.

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Forward-looking Information

Certain statements in this release and other oral and written statements made by us from time to time are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may describe strategies, goals, outlook or other non-historical matters, or project revenues, income, returns or other financial measures, often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “guidance,” “project,” “target,” “potential,” “will,” “should,” “could,” “likely” or “may” and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.  In addition to those factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors”, among the factors that could cause actual results to differ materially from past and projected future results are the following: Interruptions in the U.S. Government’s ability to fund its activities and/or pay its obligations; changing priorities or reductions in the U.S. Government defense budget, including those related to military operations in foreign countries; our ability to perform as anticipated and to control costs under contracts with the U.S. Government; the U.S. Government’s ability to unilaterally modify or terminate its contracts with us for the U.S. Government’s convenience or for our failure to perform, to change applicable procurement and accounting policies, or, under certain circumstances, to withhold payment or suspend or debar us as a contractor eligible to receive future contract awards; changes in foreign military funding priorities or budget constraints and determinations, or changes in government regulations or policies on the export and import of military and commercial products; volatility in the global economy or changes in worldwide political conditions that adversely impact demand for our products; volatility in interest rates or foreign exchange rates; risks related to our international business, including establishing and maintaining facilities in locations around the world and relying on joint venture partners, subcontractors, suppliers, representatives, consultants and other business partners in connection with international business, including in emerging market countries; our Finance segment’s ability to maintain portfolio credit quality or to realize full value of receivables; performance issues with key suppliers or subcontractors; legislative or regulatory actions, both domestic and foreign, impacting our operations or demand for our products; our ability to control costs and successfully implement various cost-reduction activities; the efficacy of research and development investments to develop new products or unanticipated expenses in connection with the launching of significant new products or programs; the timing of our new product launches or certifications of our new aircraft products; our ability to keep pace with our competitors in the introduction of new products and upgrades with features and technologies desired by our customers; pension plan assumptions and future contributions; demand softness or volatility in the markets in which we do business; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or, operational disruption; difficulty or unanticipated expenses in connection with integrating acquired businesses; the risk that acquisitions do not perform as planned, including, for example, the risk that acquired businesses will not achieve revenue and profit projections; the impact of changes in tax legislation (including the recently enacted Tax Cuts and Jobs Act); and risks related to executing the sale of a business, including delay in the timing of completion of the transaction, inability to complete the transaction due to the failure to receive required regulatory or other approvals or to satisfy other conditions, difficulties or unanticipated expenses in connection with the consummation of the transaction, the risk that the transaction disrupts current plans and operations, and the timing and scope of future repurchases of our common stock.

Investor Contacts:

Eric Salander – 401-457-2288

Jeffrey Trivella – 401-457-2288

Media Contact:

David Sylvestre – 401-457-2362

TEXTRON INC.
Revenues by Segment and Reconciliation of Segment Profit to Net Income
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31, 2018	April 1, 2017
REVENUES
MANUFACTURING:
Textron Aviation	$1,010	$970
Bell	752	697
Textron Systems	387	416
Industrial	1,131	992
	3,280	3,075

FINANCE	16	18
Total revenues	$3,296	$3,093

SEGMENT PROFIT
MANUFACTURING:
Textron Aviation	$72	$36
Bell	87	83
Textron Systems	50	20
Industrial	64	76
	273	215

FINANCE	6	4
Segment Profit	279	219

Corporate expenses and other, net	(27)	(27)
Interest expense, net for Manufacturing group	(34)	(34)
Special charges (a)	—	(37)

Income from continuing operations before income taxes	218	121
Income tax expense	(29)	(21)

Income from continuing operations	189	100
Discontinued operations, net of income taxes	—	1
Net income	$189	$101

Earnings per share:
Income from continuing operations	$0.72	$0.37
Discontinued operations, net of income taxes	—	—
Net income	$0.72	$0.37

Diluted average shares outstanding	263,672,000	272,830,000

At the beginning of 2018, we adopted the new revenue recognition accounting standard using a modified retrospective transition method applied to contracts that were not substantially complete at the end of 2017.  We recorded a $90 million adjustment to increase retained earnings to reflect the cumulative impact of adopting this standard at the beginning of 2018, primarily related to long-term contracts with the U.S. Government.  Revenues associated with these contracts in 2018 are primarily recognized as costs are incurred, while revenues for 2017 were primarily recognized as units were delivered.  The comparative information has not been restated and is reported under the accounting standards in effect for those periods.

Income from Continuing Operations and Diluted Earnings Per Share (EPS) GAAP to Non-GAAP Reconciliation:

	Three Months Ended April 1, 2017
		Diluted EPS
Income from continuing operations - GAAP	$100	$0.37
Restructuring, net of taxes of $5 million	10	0.04
Arctic Cat restructuring and transaction costs, net of taxes of $7 million	15	0.05
Total Special charges, net of income taxes	25	0.09
Adjusted income from continuing operations - Non-GAAP (b)	$125	$0.46

(a)

Special charges for the three months ended April 1, 2017 include $22 million of restructuring and transaction costs related to the Arctic Cat acquisition and $15 million related to a 2016 restructuring plan.

(b)	Adjusted income from continuing operations and adjusted diluted earnings per share are non-GAAP financial measures as defined in “Non-GAAP Financial Measures” attached to this release.

Textron Inc.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31, 2018	December 30, 2017
Assets
Cash and equivalents	$688	$1,079
Accounts receivable, net	1,110	1,363
Inventories	4,090	4,150
Other current assets	933	435
Net property, plant and equipment	2,711	2,721
Goodwill	2,368	2,364
Other assets	1,953	2,059
Finance group assets	1,115	1,169
Total Assets	$14,968	$15,340

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$16	$14
Current liabilities	3,333	3,646
Other liabilities	1,908	2,006
Long-term debt	3,083	3,074
Finance group liabilities	936	953
Total Liabilities	9,276	9,693

Total Shareholders’ Equity	5,692	5,647
Total Liabilities and Shareholders’ Equity	$14,968	$15,340

At the beginning of 2018, we adopted the new revenue recognition accounting standard using a modified retrospective transition method applied to contracts that were not substantially complete at the end of 2017.  We recorded a $90 million adjustment to increase retained earnings to reflect the cumulative impact of adopting this standard at the beginning of 2018, primarily related to long-term contracts with the U.S. Government.  Revenues associated with these contracts in 2018 are primarily recognized as costs are incurred, while revenues for 2017 were primarily recognized as units were delivered.  The comparative information has not been restated and is reported under the accounting standards in effect for those periods.

TEXTRON INC.

MANUFACTURING GROUP

Condensed Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31, 2018	April 1, 2017
Cash flows from operating activities:
Income from continuing operations	$179	$94
Depreciation and amortization	103	103
Changes in working capital (a)	(376)	(337)
Changes in other assets and liabilities and non-cash items (a)	(9)	(25)
Dividends received from TFC	50	—
Net cash from operating activities of continuing operations (a)	(53)	(165)
Cash flows from investing activities:
Capital expenditures	(77)	(76)
Net proceeds from corporate-owned life insurance policies (a)	58	22
Proceeds from the sale of property, plant and equipment	9	—
Net cash used in acquisitions	—	(318)
Other investing activities, net	—	1
Net cash from investing activities (a)	(10)	(371)
Cash flows from financing activities:
Increase in short-term debt	2	100
Proceeds from long-term debt	—	347
Purchases of Textron common stock	(344)	(186)
Other financing activities, net	3	13
Net cash from financing activities	(339)	274
Total cash flows from continuing operations	(402)	(262)
Total cash flows from discontinued operations	—	(25)
Effect of exchange rate changes on cash and equivalents	11	8
Net change in cash and equivalents	(391)	(279)
Cash and equivalents at beginning of period	1,079	1,137
Cash and equivalents at end of period	$688	$858

Manufacturing Cash Flow GAAP to Non-GAAP Reconciliation:

Net cash from operating activities of continuing operations - GAAP (a)	$(53)	$(165)
Less: Capital Expenditures	(77)	(76)
Dividends received from TFC	(50)	—
Plus: Total pension contributions	13	14
Proceeds from the sale of property, plant and equipment	9	—
Manufacturing cash flow before pension contributions - Non-GAAP (a) (b)	$(158)	$(227)

(a)

For the three months ended April 1, 2017, $22 million of net cash proceeds received from the settlement of corporate owned life insurance policies were reclassified from operating activities to investing activities as a result of the adoption of a new accounting standard at the beginning of 2018.

(b)	Manufacturing cash flow before pension contributions is a non-GAAP financial measure as defined in “Non-GAAP Financial Measures” attached to this release.

TEXTRON INC.

Condensed Consolidated Schedule of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31, 2018	April 1, 2017
Cash flows from operating activities:
Income from continuing operations	$189	$100
Depreciation and amortization	105	106
Changes in working capital (a)	(369)	(371)
Changes in other assets and liabilities and non-cash items (a)	(10)	(26)
Net cash from operating activities of continuing operations (a)	(85)	(191)
Cash flows from investing activities:
Capital expenditures	(77)	(76)
Net proceeds from corporate-owned life insurance policies (a)	58	22
Finance receivables repaid	16	15
Net cash used in acquisitions	—	(318)
Other investing activities, net	9	13
Net cash from investing activities (a)	6	(344)
Cash flows from financing activities:
Increase in short-term debt	2	100
Principal payments on long-term debt and nonrecourse debt	(19)	(38)
Proceeds from long-term debt	—	362
Purchases of Textron common stock	(344)	(186)
Other financing activities, net	3	13
Net cash from financing activities	(358)	251
Total cash flows from continuing operations	(437)	(284)
Total cash flows from discontinued operations	—	(25)
Effect of exchange rate changes on cash and equivalents	11	8
Net change in cash and equivalents	(426)	(301)
Cash and equivalents at beginning of period	1,262	1,298
Cash and equivalents at end of period	$836	$997

(a)

For the three months ended April 1, 2017, $22 million of net cash proceeds received from the settlement of corporate owned life insurance policies were reclassified from operating activities to investing activities as a result of the adoption of a new accounting standard at the beginning of 2018.

TEXTRON INC.

Non-GAAP Financial Measures

(Dollars in millions, except per share amounts)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures. These non-GAAP financial measures exclude certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures may be useful for period-over-period comparisons of underlying business trends and our ongoing business performance, however, they should be used in conjunction with GAAP measures.  Our non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define similarly named measures differently. We encourage investors to review our financial statements and publicly-filed reports in the entirety and not to rely on any single financial measure.  We utilize the following definitions for the non-GAAP financial measures included in this release:

Adjusted income from continuing operations and adjusted diluted earnings per share

Adjusted income from continuing operations and adjusted diluted earnings per share both exclude Special charges, net of income taxes. We consider items recorded in this line item such as enterprise-wide restructuring and acquisition-related restructuring, integration and transaction costs, to be of a non-recurring nature that is not indicative of ongoing operations.

Manufacturing cash flow before pension contributions

Manufacturing cash flow before pension contributions adjusts net cash from operating activities of continuing operations (GAAP) for the following:

•  Deducts capital expenditures and includes proceeds from the sale of property, plant and equipment to arrive at the net capital investment required to support ongoing manufacturing operations;

•  Excludes dividends received from Textron Financial Corporation (TFC) and capital contributions to TFC provided under the Support Agreement and debt agreements as these cash flows are not representative of manufacturing operations;

•  Adds back pension contributions as we consider our pension obligations to be debt-like liabilities. Additionally, these contributions can fluctuate significantly from period to period and we believe that they are not representative of cash used by our manufacturing operations during the period.

While we believe this measure provides a focus on cash generated from manufacturing operations, before pension contributions, and may be used as an additional relevant measure of liquidity, it does not necessarily provide the amount available for discretionary expenditures since we have certain non-discretionary obligations that are not deducted from the measure.

Income from Continuing Operations and Diluted Earnings Per Share (EPS) GAAP to Non-GAAP Reconciliation:

	Three Months Ended April 1, 2017
		Diluted EPS
Income from continuing operations - GAAP	$100	$0.37
Restructuring, net of taxes of $5 million	10	0.04
Arctic Cat restructuring and transaction costs, net of taxes of $7 million	15	0.05
Total Special charges, net of income taxes	25	0.09
Adjusted income from continuing operations - Non-GAAP	$125	$0.46

Manufacturing Cash Flow Before Pension Contributions GAAP to Non-GAAP Reconciliation and Outlook:

	Three Months Ended
	March 31, 2018	April 1, 2017
Net cash from operating activities of continuing operations - GAAP (a)	$(53)	$(165)
Less: Capital Expenditures	(77)	(76)
Dividends received from TFC	(50)	—
Plus: Total pension contributions	13	14
Proceeds from the sale of property, plant and equipment	9	—
Manufacturing cash flow before pension contributions - Non-GAAP (a)	$(158)	$(227)

	2018 Outlook
Net cash from operating activities of continuing operations - GAAP	$ 1,211	–	$ 1,311
Less: Capital Expenditures	(525)
Dividends received from TFC	(50)
Plus: Total pension contributions	55
Proceeds from the sale of property, plant and equipment	9
Manufacturing cash flow before pension contributions - Non-GAAP	$ 700	–	$ 800

(a)

For the three months ended April 1, 2017, $22 million of net cash proceeds received from the settlement of corporate owned life insurance policies were reclassified from operating activities to investing activities as a result of the adoption of a new accounting standard at the beginning of 2018.